FOR IMMEDIATE RELEASE
DATE: October 27, 2016

HERITAGE FINANCIAL ANNOUNCES THIRD QUARTER 2016 RESULTS AND DECLARES REGULAR AND SPECIAL CASH DIVIDENDS

•	Diluted earnings per common share were $0.37 for the quarter ended September 30, 2016 compared to $0.32 for the quarter ended September 30, 2015 and $0.30 for the linked-quarter ended June 30, 2016.

•	Heritage declared a regular cash dividend of $0.12 per common share and a special cash dividend of $0.25 per common share on October 26, 2016.

•	Return on average assets was 1.16%, return on average equity was 8.90% and return on average tangible common equity was 11.99% for the quarter ended September 30, 2016.

•
Total loans receivable, net, increased $52.6 million, or 2.1%, to $2.55 billion at September 30, 2016 from $2.50 billion at June 30, 2016 and increased $176.5 million, or 7.4% (9.9% annualized), from $2.37 billion at December 31, 2015.

•	Nonperforming assets decreased $3.9 million, or 25.2%, to $11.5 million (0.30% of total assets) at September 30, 2016 from $15.4 million (0.41% of total assets) at June 30, 2016.

Olympia, WA - Heritage Financial Corporation (NASDAQ GS: HFWA) (the “Company” or “Heritage”) today reported that the Company had net income of $11.0 million for the quarter ended September 30, 2016 compared to net income of $9.5 million for the quarter ended September 30, 2015 and $8.9 million for the linked-quarter ended June 30, 2016. Diluted earnings per common share for the quarter ended September 30, 2016 was $0.37 compared to $0.32 for the quarter ended September 30, 2015 and $0.30 for the linked-quarter ended June 30, 2016.
The Company had net income of $29.0 million for the nine months ended September 30, 2016, or $0.97 per diluted common share, compared to net income of $28.0 million, or $0.93 per diluted common share, for the nine months ended September 30, 2015.
Brian L. Vance, President and CEO, commented, "Our loan growth remains a positive for the Company. Third quarter growth was 2.1% and year-to-date growth for the first nine months of 2016 was 9.9% on an annualized basis. In addition, this quarter we maintained our net interest margin, excluding incremental accretion on purchased loans, constant at 3.76% versus the same quarter in 2015 and up five basis points from 3.71% during the second quarter of 2016. Overall loan growth continues to be driven by a strong Pacific Northwest economy."
Mr. Vance added, “As I have commented in the past, we are focused on managing our noninterest expense. Our overhead expense ratio, as measured by our total noninterest expense as a percentage of average assets, continues to improve. Our overhead expense ratio was 2.81% for the quarter ended September 30, 2016 compared to 2.87% for the linked quarter ended June 30, 2016 and 3.05% for the quarter ended September 30, 2015. Expense control will remain a focus of ours going forward.”
“And finally, I am pleased to announce that in addition to our regular quarterly cash dividend, the board has declared a special cash dividend of $0.25 payable to our shareholders in November.”

Balance Sheet
The Company’s total assets increased $89.5 million, or 2.4%, to $3.85 billion at September 30, 2016 from $3.76 billion at June 30, 2016.
Loans receivable, net of allowance for loan losses, increased $52.6 million, or 2.1%, to $2.55 billion at September 30, 2016 from $2.50 billion at June 30, 2016. The growth in loans receivable was due primarily to increases of $26.9 million in non-owner occupied commercial real estate loans, $13.9 million in commercial and industrial loans and $9.4 million in consumer loans.
Investment securities available for sale increased $3.2 million, or 0.4%, to $819.2 million at September 30, 2016 from $815.9 million at June 30, 2016. The increase was due primarily to purchases of investment securities of $59.0 million, offset partially by maturities, calls and payments of investment securities of $33.5 million, sales of investment securities of $18.5 million and a decrease of $2.0 million in the net unrealized gains on investment securities during the quarter ended September 30, 2016. The sales of investment securities resulted in recognized gains of $345,000 during the quarter ended September 30, 2016.
Bank owned life insurance increased $8.4 million, or 13.6%, to $70.0 million at September 30, 2016 from $61.6 million at June 30, 2016. The increase was primarily due to purchases of additional insurance policies totaling $8.0 million during the quarter ended September 30, 2016.
Prepaid expenses and other assets increased $8.8 million, or 13.4%, to $74.8 million at September 30, 2016 from $66.0 million at June 30, 2016 primarily as a result of the Company's $9.4 million investment in a low income housing tax credit partnership during the quarter ended September 30, 2016. This investment had a corresponding $9.4 million obligation recorded in accrued expenses and other liabilities at September 30, 2016. This obligation will decrease as projects in the partnership are funded.
Total deposits increased $83.5 million, or 2.6%, to $3.24 billion at September 30, 2016 from $3.16 billion at June 30, 2016. Non-maturity deposits as a percentage of total deposits increased to 88.6% at September 30, 2016 from 87.7% at June 30, 2016. The increase in this ratio was due to both a combination of an increase of $104.1 million in non-maturity deposits and a decrease of $20.5 million in certificates of deposit. The increase in non-maturity deposits was primarily due to a $45.6 million, or 5.6%, increase in noninterest bearing demand deposits to $865.9 million at September 30, 2016 from $820.4 million at June 30, 2016, a $35.0 million, or 3.8%, increase in NOW accounts to $963.8 million at September 30, 2016 from $928.8 million at June 30, 2016 and a $13.2 million, or 2.7%, increase in savings deposits to $508.6 million at September 30, 2016 from $495.4 million at June 30, 2016 . Certificates of deposit decreased $20.5 million, or 5.3%, to $368.6 million at September 30, 2016 from $389.2 million at June 30, 2016. Deposits per branch increased $1.3 million, or 2.6%, to $51.5 million at September 30, 2016 from $50.1 million at June 30, 2016.
Federal Home Loan Bank Advances decreased $15.3 million, or 46.4%, to $17.7 million at September 30, 2016 compared to $33.0 million at June 30, 2016. There were no borrowings outstanding at December 31, 2015.
Total stockholders’ equity increased $6.0 million, or 1.2%, to $496.0 million at September 30, 2016 from $490.1 million at June 30, 2016. The increase was primarily due to net income of $11.0 million recognized during the quarter ended September 30, 2016, partially offset by $3.6 million in cash dividends, a decrease of $1.3 million in accumulated other comprehensive income and $762,000 in stock repurchases. The Company and Heritage Bank continue to maintain capital levels significantly in excess of the applicable regulatory requirements for them to be categorized as “well-capitalized”. The Company had common equity Tier 1 risk-based, Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at September 30, 2016 of 11.4%, 10.5%, 12.0% and 13.0%, respectively, compared to 11.5%, 10.5%, 12.1% and 13.0%, respectively, at June 30, 2016.

Credit Quality
The allowance for loan losses increased $1.8 million, or 6.3%, to $30.2 million for the quarter ended September 30, 2016 from $28.4 million for the linked-quarter ended June 30, 2016. The increase was due to a provision for loan losses of $1.5 million during the quarter ended September 30, 2016 and $290,000 in net recoveries recorded during the same period.
Nonperforming loans to loans receivable, net, decreased to 0.45% at September 30, 2016 from 0.55% at June 30, 2016. Nonaccrual loans decreased $2.3 million, or 16.8%, to $11.5 million ($3.0 million guaranteed by government agencies) at September 30, 2016 from $13.9 million ($2.2 million guaranteed by government agencies) at June 30, 2016. The decrease was due primarily to $2.8 million of net principal reductions and $320,000 of charge-offs, offset partially by $625,000 of new additions to nonaccrual loans and $219,000 of additions resulting from troubled debt restructured loans being transferred to nonaccrual status.

The allowance for loan losses to nonperforming loans was 261.79% at September 30, 2016 compared to 205.05% at June 30, 2016. Potential problem loans were $101.0 million at September 30, 2016 compared to $101.2 million at June 30, 2016. The $199,000, or 0.2%, decrease was primarily due to net loan payments of $8.0 million, loans transferred to impaired status of $1.3 million, loan grade improvements of $791,000 and loan charge-offs of $85,000, offset partially by the addition during the period of $10.0 million of loans graded as potential problem loans.
The allowance for loan losses to loans receivable, net was 1.17% at September 30, 2016 compared to 1.13% at June 30, 2016. The Company believes that its allowance for loan losses is appropriate to provide for probable incurred credit losses based on an evaluation of known and inherent risks in the loan portfolio at September 30, 2016. Included in the carrying value of loans are net discounts on loans purchased in mergers and acquisitions which may reduce the need for an allowance for loan losses on these loans because they are carried at an amount below the outstanding principal balance. The remaining net discounts on these purchased loans was $14.7 million at September 30, 2016 compared to $17.5 million at June 30, 2016.
Net recoveries were $290,000 for the quarter ended September 30, 2016 compared to net charge-offs of $125,000 for the same quarter in 2015 and net charge-offs of $2.4 million for the linked-quarter ended June 30, 2016. The increase in net recoveries in the quarter ended September 30, 2016 was due primarily to a recovery of $698,000 on a commercial and industrial loan that was charged-off in the amount of $925,000 during the first quarter of 2016.
Nonperforming assets decreased $3.9 million, or 25.2%, to $11.5 million ($3.0 million guaranteed by government agencies), or 0.30% of total assets, at September 30, 2016, compared to $15.4 million ($2.2 million guaranteed by government agencies), or 0.41% of total assets, at June 30, 2016 due to the decrease in nonperforming loans discussed above as well as a decrease in other real estate owned. The Bank had no other real estate owned at September 30, 2016, a decrease from $1.6 million at June 30, 2016. The decrease in other real estate owned was due to the disposition of all remaining properties, resulting in gains on sale of other real estate owned of $131,000 during the quarter ended September 30, 2016.

Operating Results
Net interest income increased $1.7 million, or 5.2%, to $33.6 million for the quarter ended September 30, 2016 compared to $31.9 million for the same period in 2015 and increased $521,000, or 1.6%, from $33.1 million for the linked-quarter ended June 30, 2016. Net interest income increased $2.4 million, or 2.4%, to $99.5 million for the nine months ended September 30, 2016 compared to $97.1 million for the same period in 2015. The increase in net interest income from the prior periods was primarily due to an increase in average interest earning assets, partially offset by a decrease in the yield on average interest earning assets during the respective periods.
Heritage’s net interest margin for the quarter ended September 30, 2016 decreased five basis points to 3.95% from 4.00% for both the same period in 2015 and the linked-quarter ended June 30, 2016. The decrease in net interest margin from the prior periods was due substantially to a decrease of $339,000, or 17.5%, in incremental accretion on purchased loans to $1.6 million from the quarter ended September 30, 2016 compared to $1.9 million for the same period in 2015 and a decrease of $762,000, or 32.3%, from $2.4 million for the quarter ended June 30, 2016. The impact on net interest margin from incremental accretion on purchased loans decreased to 0.19% for the quarter ended September 30, 2016 from 0.24% for the same period in 2015 and from 0.29% in the linked-quarter ended June 30, 2016. The incremental accretion is highly dependent on purchased loan prepayments during the period.

The following table presents the net interest margin, loan yield and the effect of the incremental accretion on purchased loans on these ratios for the periods presented below:

	Three Months Ended			Nine Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net interest margin, excluding incremental accretion on purchased loans (1)	3.76%	3.71%	3.76%	3.76%	3.83%
Impact on net interest margin from incremental accretion on purchased loans (1)	0.19%	0.29%	0.24%	0.24%	0.34%
Net interest margin	3.95%	4.00%	4.00%	4.00%	4.17%

Loan yield, excluding incremental accretion on purchased loans (1)	4.62%	4.59%	4.75%	4.65%	4.85%
Impact on loan yield from incremental accretion on purchased loans (1)	0.25%	0.38%	0.33%	0.32%	0.46%
Loan yield	4.87%	4.97%	5.08%	4.97%	5.31%

Incremental accretion on purchased loans (1)	$1,599	$2,361	$1,937	$5,976	$7,972

(1)
As of the dates of the completion of each of the merger and acquisition transactions, purchased loans were recorded at their estimated fair value, including our estimate of future expected cash flows until the ultimate resolution of these credits. The difference between the contractual loan balance and the fair value represents the purchased discount. The purchased discount is modified quarterly as a result of cash flow re-estimation. The incremental accretion income represents the amount of income recorded on the purchased loans in excess of the contractual stated interest rate in the individual loan notes.

The net interest margin, excluding incremental accretion on purchased loans, remained constant at 3.76% for the quarter ended September 30, 2016 and for the same period in 2015 and increased five basis points from 3.71% for the linked-quarter ended June 30, 2016. The net interest margin, excluding incremental accretion on purchased loans, has been impacted by a declining trend in contractual loan note rates. Offsetting the decrease in contractual loan note rates are increases in the yields on investment securities during the periods as well as increases in the percentage of average loans receivable to total average earning assets.
Yields on loans, excluding incremental accretion on purchased loans, were 4.62% for the quarter ended September 30, 2016 compared to 4.75% for the same period in 2015 and 4.59% for the linked-quarter ended June 30, 2016. Average contractual loan note rates in the loan portfolio continue to decline; however, yields on loans, excluding incremental accretion on purchase loans, increased from the linked-quarter due primarily to a $249,000 prepayment penalty recognized during the quarter ended September 30, 2016. This prepayment penalty increased the yield on the loan portfolio by four basis points during the quarter ended September 30, 2016.
The net interest margin for the nine months ended September 30, 2016 decreased 17 basis points to 4.00% from 4.17% for the same period in 2015. The net interest margin, excluding incremental accretion on purchased loans, decreased seven basis points to 3.76% for the nine months ended September 30, 2016 from 3.83% for the same period in 2015. The decreases in net interest margin, both including and excluding the impacts of the incremental accretion, for the periods in 2016 compared to the same periods in 2015 are due to a combination of lower contractual loan note rates and decreases in incremental accretion as the purchased loan balances continued to decrease, offset partially by the increases in the average loan receivable balances during the related periods.
Donald J. Hinson, Executive Vice President and Chief Financial Officer, commented, “Our pre-incremental accretion net interest margin showed an increase from the linked-quarter as a result of increases in the yield in the investment portfolio and the pre-incremental accretion yield on the loan portfolio. Further aiding the pre-incremental accretion net interest margin is an increase in the percentage of interest earning assets which are held in the loan portfolio. For the quarter ended September 30, 2016, average loans receivable increased to 74.7% of average interest earning assets from 74.2% for the linked-quarter ending June 30, 2016. Although we experienced an increase in the pre-incremental accretion net interest margin during the most recent quarter, we expect the net interest margin to experience downward pressure due to the impact on the loan yields from the continued low rate environment as well as the declining impact of incremental accretion on the net interest margin."
The provision for loan losses was $1.5 million for the quarter ended September 30, 2016 compared to $851,000 for the quarter ended September 30, 2015 and $1.1 million for the linked-quarter ended June 30, 2016. The provision for loan losses was $3.8 million for the nine months ended September 30, 2016 compared to $3.2 million for the nine months ended September 30, 2015. The increase in the provision for loan losses was necessary to increase the allowance for loan losses to an amount that management determined to be appropriate based on the use of a consistent methodology.
Noninterest income increased $323,000, or 3.4%, to $9.9 million for the quarter ended September 30, 2016 compared to $9.5 million for the same period in 2015 and increased $3.3 million, or 50.0%, from $6.6 million for the linked-quarter ended June 30, 2016. The increase from the same quarter in 2015 and the linked-quarter was due primarily to a $2.1 million gain on sale of loans as a result of the sale of a previously classified purchased loan. The increase in noninterest income for the quarter ended September 30, 2016 compared to the same period in 2015 was offset partially by the gain on termination of the FDIC shared-loss agreements of $1.7 million recorded during the quarter ended September 30, 2015. Noninterest income also increased for the quarter ended September 30, 2016 from the linked-quarter ended June 30, 2016 due to an increase of $514,000 in interest rate swap contract fee income. Noninterest income was $23.4 million for the nine months ended September 30, 2016, a decrease of $1.3 million, or 5.4%, from $24.8 million for the nine months ended September 30, 2015. The decrease was primarily due to the above mentioned $1.7 million gain on termination of FDIC shared-loss agreements and a $1.7 million gain on sale of Merchant Visa portfolio recognized during 2015, offset partially by the above mentioned $2.1 million gain on sale of loans and an increase of $1.1 million in interest rate swap contract fee income.
Noninterest expense was $26.8 million for the quarter ended September 30, 2016 compared to $27.3 million for the quarter ended September 30, 2015 and $26.5 million for the linked-quarter ended June 30, 2016. The $504,000, or 1.8%, decrease from the same period in 2015 was primarily due to a decrease in data processing expense and federal deposit insurance expense, offset partially by an increase in compensation and employee benefits expense. The $341,000, or 1.3%, increase in noninterest expense compared to the linked-quarter was primarily due to an increase in compensation and employee benefits expense, partially offset by the decrease in federal deposit insurance expense. Noninterest expense increased $225,000, or 0.3%, to $79.7 million for the nine months ended September 30, 2016 compared to $79.4 million for the same period in 2015 primarily due to an increase in compensation and employee benefits expense.
Income tax expense was $4.1 million for the quarter ended September 30, 2016 compared to $3.8 million for the comparable quarter in 2015 and $3.2 million for the linked-quarter ended June 30, 2016. Income tax expense was $10.4 million for the nine months ended September 30, 2016 compared to $11.2 million for the same period in 2015. The increases in income tax expense from the same quarter in 2015 and the linked-quarter ended June 30, 2015 was primarily due to increases in net income. The $730,000, or 6.5%, decrease in income tax expense for the nine months ended September 30, 2016 compared to the same period in 2015 was due primarily to a decrease in the effective tax rate. The effective tax rate was 27.2% for the quarter ended September 30, 2016 compared to 28.7% for the comparable quarter in 2015 and 26.3% for the linked-quarter ended June 30, 2016. The effective tax rate for the nine months ended September 30, 2016 was 26.5% compared to 28.5% for the same period in 2015. The decreases in the effective tax rate from the same periods in 2015 were due to increases in both tax exempt loans and investment securities and increases in low income housing tax credits.
Jeffrey J. Deuel, President & Chief Operating Officer of Heritage Bank, commented, “It is good to see the positive results from our collective efforts over the past two years to integrate and rationalize the larger organization. While there are still opportunities left for us to improve the operations of the bank, we are making good progress towards our goals.”

Dividends
On October 26, 2016, the Company’s Board of Directors declared a quarterly cash dividend of $0.12 per common share and a special cash dividend in the amount of $0.25 per common share. The dividends are payable on November 22, 2016 to shareholders of record as of the close of business on November 8, 2016.

Earnings Conference Call
The Company will hold a telephone conference call to discuss this earnings release on October 27, 2016 at 11:00 a.m. Pacific time. To access the call, please dial (800) 230-1093 a few minutes prior to 11:00 a.m. Pacific time. The call will be available for replay through November 10, 2016, by dialing (800) 475-6701 -- access code 403763.

About Heritage Financial
Heritage Financial Corporation is an Olympia-based bank holding company with Heritage Bank, a full-service commercial bank, as its sole wholly-owned banking subsidiary. Heritage Bank has a branching network of 63 banking offices in Washington and Oregon. Heritage Bank does business under the Central Valley Bank name in the Yakima and Kittitas counties of Washington and under the Whidbey Island Bank name on Whidbey Island. Heritage’s stock is traded on the NASDAQ Global Select Market under the symbol “HFWA”. More information about Heritage Financial Corporation can be found on its website at www.hf-wa.com and more information about Heritage Bank can be found on its website at www.heritagebanknw.com.

Contact:
Brian L. Vance, President & Chief Executive Officer, (360) 943-1500
Donald J. Hinson, Executive Vice President & Chief Financial Officer, (360) 943-1500

Non-GAAP Financial Measures
This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures in addition to results presented in accordance with GAAP. These measures include tangible common stockholders' equity, tangible book value per share and tangible common stockholders' equity to tangible assets. Tangible common stockholders' equity (tangible book value) excludes goodwill and other intangible assets. Tangible assets exclude goodwill and other intangible assets. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s capital reflected in the current quarter and year-to-date results and facilitate comparison of our performance with the performance of our peers. Where applicable, the Company has also presented comparable earnings information using GAAP financial measures. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

	September 30, 2016	June 30, 2016	December 31, 2015
	(In thousands)
Stockholders' equity	$496,012	$490,058	$469,970
Less: goodwill and other intangible assets	126,761	127,120	127,818
Tangible common stockholders' equity	$369,251	$362,938	$342,152

Total assets	$3,846,376	$3,756,876	$3,650,792
Less: goodwill and other intangible assets	126,761	127,120	127,818
Tangible assets	$3,719,615	$3,629,756	$3,522,974

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.” These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated, including: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets, which may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to increase our allowance for loan losses; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; risks related to acquiring assets in or entering markets in which we have not previously operated and may not be familiar; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Board of Governors of the Federal Reserve System and of our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; new legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules as a result of Basel III; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining the fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated statements of financial condition; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; failure or security breach of computer systems on which we depend; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our expansion strategy of pursuing acquisitions and denovo branching; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired including those from the Cowlitz Bank, Pierce Commercial Bank, Northwest Commercial Bank, Valley Community Bancshares and Washington Banking Company transactions, or may in the future acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames, or at all, and any goodwill charges related thereto and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, which might be greater than expected; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks detailed from time to time in our filings with the Securities and Exchange Commission including our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for future periods to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

HERITAGE FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollar amounts in thousands; unaudited)

	September 30, 2016	June 30, 2016	December 31, 2015
Assets
Cash on hand and in banks	$86,142	$69,216	$63,816
Interest earning deposits	26,618	29,729	62,824
Cash and cash equivalents	112,760	98,945	126,640
Other interest earning deposits	5,461	5,461	6,719
Investment securities available for sale	819,159	815,920	811,869
Loans held for sale	8,964	7,130	7,682
Loans receivable, net	2,578,977	2,524,601	2,402,042
Allowance for loan losses	(30,211)	(28,426)	(29,746)
Total loans receivable, net	2,548,766	2,496,175	2,372,296
Other real estate owned	—	1,560	2,019
Premises and equipment, net	63,312	60,759	61,891
Federal Home Loan Bank stock, at cost	5,088	5,700	4,148
Bank owned life insurance	69,962	61,571	60,876
Accrued interest receivable	11,327	10,535	10,469
Prepaid expenses and other assets	74,816	66,000	58,365
Other intangible assets, net	7,732	8,091	8,789
Goodwill	119,029	119,029	119,029
Total assets	$3,846,376	$3,756,876	$3,650,792

Liabilities and Stockholders' Equity
Deposits	$3,242,421	$3,158,906	$3,108,287
Federal Home Loan Bank advances	17,700	33,000	—
Junior subordinated debentures	19,644	19,571	19,424
Securities sold under agreement to repurchase	22,425	16,715	23,214
Accrued expenses and other liabilities	48,174	38,626	29,897
Total liabilities	3,350,364	3,266,818	3,180,822

Common stock	358,451	358,663	359,451
Retained earnings	126,497	119,052	107,960
Accumulated other comprehensive income, net	11,064	12,343	2,559
Total stockholders' equity	496,012	490,058	469,970
Total liabilities and stockholders' equity	$3,846,376	$3,756,876	$3,650,792

Common stock, shares outstanding	29,946,823	29,992,236	29,975,439

HERITAGE FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Interest income:
Interest and fees on loans	$30,915	$30,503	$30,179	$91,595	$91,213
Taxable interest on investment securities	2,888	2,838	2,187	8,522	7,199
Nontaxable interest on investment securities	1,235	1,193	1,056	3,599	3,137
Interest and dividends on other interest earning assets	76	58	62	225	173
Total interest income	35,114	34,592	33,484	103,941	101,722
Interest expense:
Deposits	1,269	1,242	1,335	3,765	3,961
Junior subordinated debentures	221	216	195	647	627
Other borrowings	18	49	14	78	50
Total interest expense	1,508	1,507	1,544	4,490	4,638
Net interest income	33,606	33,085	31,940	99,451	97,084
Provision for loan losses	1,495	1,120	851	3,754	3,247
Net interest income after provision for loan losses	32,111	31,965	31,089	95,697	93,837
Noninterest income:
Service charges and other fees	3,630	3,476	3,593	10,462	10,575
Gain on sale of investment securities, net	345	201	393	1,106	1,362
Gain on sale of loans, net	3,435	1,242	1,411	5,406	3,828
Gain on termination of FDIC shared-loss agreements	—	—	1,747	—	1,747
Gain on sale of Merchant Visa portfolio	—	—	—	—	1,650
Other income	2,457	1,657	2,400	6,459	5,607
Total noninterest income	9,867	6,576	9,544	23,433	24,769
Noninterest expense:
Compensation and employee benefits	15,633	14,898	14,918	45,652	42,984
Occupancy and equipment	3,926	4,111	3,970	11,873	11,511
Data processing	1,943	1,829	2,398	5,564	5,950
Marketing	745	781	899	2,254	2,595
Professional services	830	833	894	2,508	2,602
State and local taxes	820	604	619	2,031	1,808
Federal deposit insurance premium	296	528	499	1,316	1,537
Other real estate owned, net	(142)	61	(5)	330	854
Amortization of intangible assets	359	363	523	1,057	1,577
Other expense	2,408	2,469	2,607	7,079	8,021
Total noninterest expense	26,818	26,477	27,322	79,664	79,439
Income before income taxes	15,160	12,064	13,311	39,466	39,167
Income tax expense	4,121	3,169	3,819	10,441	11,171
Net income	$11,039	$8,895	$9,492	$29,025	$27,996

Basic earnings per common share	$0.37	$0.30	$0.32	$0.97	$0.93
Diluted earnings per common share	$0.37	$0.30	$0.32	$0.97	$0.93
Dividends declared per common share	$0.12	$0.12	$0.11	$0.35	$0.32

Average number of basic common shares outstanding	29,684,775	29,668,858	29,696,729	29,675,202	29,817,058
Average number of diluted common shares outstanding	29,695,806	29,681,083	29,719,124	29,687,745	29,839,776

HERITAGE FINANCIAL CORPORATION
FINANCIAL STATISTICS
(Dollars in thousands, except per share amounts; unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Performance Ratios:
Efficiency ratio	61.69%	66.76%	65.86%	64.83%	65.19%
Noninterest expense to average assets, annualized	2.81%	2.87%	3.05%	2.86%	3.04%
Return on average assets, annualized	1.16%	0.96%	1.06%	1.04%	1.07%
Return on average equity, annualized	8.90%	7.39%	8.12%	8.00%	8.10%
Return on average tangible common equity, annualized	11.99%	10.03%	11.23%	10.85%	11.23%
Net charge-offs on loans to average loans, annualized	(0.05)%	0.38%	0.02%	0.18%	0.11%

	As of Period End
	September 30, 2016	June 30, 2016	December 31, 2015
Financial Measures:
Book value per common share	$16.56	$16.34	$15.68
Tangible book value per common share	$12.33	$12.10	$11.41
Stockholders' equity to total assets	12.9%	13.0%	12.9%
Tangible common equity to tangible assets	9.9%	10.0%	9.7%
Common equity Tier 1 capital to risk-weighted assets	11.4%	11.5%	12.0%
Tier 1 leverage capital to average quarterly assets	10.5%	10.5%	10.4%
Tier 1 capital to risk-weighted assets	12.0%	12.1%	12.7%
Total capital to risk-weighted assets	13.0%	13.0%	13.7%
Net loans to deposits ratio (1)	78.9%	79.2%	76.6%
Deposits per branch	$51,467	$50,141	$46,392

(1) Includes loans held for sale

	Three Months Ended			Nine Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Allowance for Loan Losses:
Balance, beginning of period	$28,426	$29,667	$28,278	$29,746	$27,729
Provision for loan losses	1,495	1,120	851	3,754	3,247
Net recoveries (charge-offs) :
Commercial business	665	(2,055)	(11)	(2,346)	(1,133)
One-to-four family residential	—	1	12	2	13
Real estate construction and land development	—	(1)	—	(71)	(6)
Consumer	(375)	(306)	(126)	(874)	(846)
Total net recoveries (charge-offs)	290	(2,361)	(125)	(3,289)	(1,972)
Balance, end of period	$30,211	$28,426	$29,004	$30,211	$29,004

	Three Months Ended			Nine Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Other Real Estate Owned:
Balance, beginning of period	$1,560	$1,826	$3,017	$2,019	$3,355
Additions	25	—	611	677	2,424
Proceeds from dispositions	(1,716)	(227)	(1,560)	(2,486)	(3,199)
Gain (loss) on sales, net	131	32	3	173	(94)
Valuation adjustments	—	(71)	—	(383)	(415)
Balance, end of period	$—	$1,560	$2,071	$—	$2,071

	As of Period End
	September 30, 2016	June 30, 2016	December 31, 2015
Nonperforming Assets:
Nonaccrual loans by type:
Commercial business	$8,816	$10,879	$7,122
One-to-four family residential	35	36	38
Real estate construction and land development	2,008	2,029	2,414
Consumer	681	919	94
Total nonaccrual loans(1)(2)	11,540	13,863	9,668
Other real estate owned	—	1,560	2,019
Nonperforming assets	$11,540	$15,423	$11,687

Restructured performing loans(3)	$19,728	$19,331	$20,695
Accruing loans past due 90 days or more	—	—	—
Potential problem loans(4)	100,972	101,171	110,357
Allowance for loan losses to:
Loans receivable, net	1.17%	1.13%	1.24%
Nonperforming loans	261.79%	205.05%	307.67%
Nonperforming loans to loans receivable, net	0.45%	0.55%	0.40%
Nonperforming assets to total assets	0.30%	0.41%	0.32%

(1)	At September 30, 2016, June 30, 2016 and December 31, 2015, $5.1 million, $6.6 million and $6.3 million of nonaccrual loans were considered troubled debt restructured loans, respectively.

(2)	At September 30, 2016, June 30, 2016 and December 31, 2015, $3.0 million, $2.2 million and $1.1 million of nonaccrual loans were guaranteed by government agencies, respectively.

(3)	At September 30, 2016, June 30, 2016 and December 31, 2015, $697,000, $761,000 and $449,000 of performing troubled debt restructured loans were guaranteed by government agencies, respectively.

(4)
Potential problem loans are those loans that are currently accruing interest and are not considered impaired, but which are being monitored because the financial information of the borrower causes the Company concern as to their ability to comply with their loan repayment terms. At September 30, 2016, June 30, 2016 and December 31, 2015, $2.2 million, $1.6 million and $3.0 million of potential problem loans were guaranteed by government agencies, respectively.

	As of Period End
	September 30, 2016		June 30, 2016		December 31, 2015
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Loan Composition
Commercial business:
Commercial and industrial	$638,082	24.8%	$624,200	24.7%	$596,726	24.8%
Owner-occupied commercial real estate	578,147	22.4	575,660	22.8%	572,609	23.8
Non-owner occupied commercial real estate	802,502	31.1	775,646	30.7	753,986	31.4
Total commercial business	2,018,731	78.3	1,975,506	78.2	1,923,321	80.0
One-to-four family residential	78,253	3.0	77,274	3.1	72,548	3.0
Real estate construction and land development:
One-to-four family residential	52,052	2.0	49,519	2.0	51,752	2.2
Five or more family residential and commercial properties	97,108	3.8	99,423	3.9	55,325	2.3
Total real estate construction and land development	149,160	5.8	148,942	5.9	107,077	4.5
Consumer	330,933	12.8	321,495	12.7	298,167	12.4
Gross loans receivable	2,577,077	99.9	2,523,217	99.9	2,401,113	99.9
Deferred loan costs, net	1,900	0.1	1,384	0.1	929	0.1
Loans receivable, net	$2,578,977	100.0%	$2,524,601	100.0%	$2,402,042	100.0%

	As of Period End
	September 30, 2016		June 30, 2016		December 31, 2015
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Deposit Composition
Noninterest bearing demand deposits	$865,930	26.7%	$820,371	26.0%	$770,927	24.8%
NOW accounts	963,827	29.7	928,825	29.4	917,859	29.5
Money market accounts	535,454	16.5	525,139	16.6	545,342	17.6
Savings accounts	508,566	15.7	495,386	15.7	453,826	14.6
Total non-maturity deposits	2,873,777	88.6	2,769,721	87.7	2,687,954	86.5
Certificates of deposit	368,644	11.4	389,185	12.3	420,333	13.5
Total deposits	$3,242,421	100.0%	$3,158,906	100.0%	$3,108,287	100.0%

	Three Months Ended
	September 30, 2016			June 30, 2016			September 30, 2015
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)
Interest Earning Assets:
Total loans receivable, net	$2,526,150	$30,915	4.87%	$2,466,963	$30,503	4.97%	$2,356,090	$30,179	5.08%
Taxable securities	588,749	2,888	1.95	601,499	2,838	1.90	525,013	2,187	1.65
Nontaxable securities	225,994	1,235	2.17	216,947	1,193	2.21	201,233	1,056	2.08
Other interest earning assets	42,934	76	0.70	39,775	58	0.59	81,909	62	0.30
Total interest earning assets	3,383,827	35,114	4.13	3,325,184	34,592	4.18	3,164,245	33,484	4.20
Noninterest earning assets	408,634			385,820			385,065
Total assets	$3,792,461			3,711,004			$3,549,310
Interest Bearing Liabilities:
Certificates of deposit	$378,407	$468	0.49%	$399,899	$504	0.51%	$447,425	$586	0.52%
Savings accounts	507,523	214	0.17	466,101	165	0.14	424,620	118	0.11
Interest bearing demand and money market accounts	1,480,220	587	0.16	1,449,481	573	0.16	1,383,212	631	0.18
Total interest bearing deposits	2,366,150	1,269	0.21	2,315,481	1,242	0.22	2,255,257	1,335	0.23
Junior subordinated debentures	19,602	221	4.49	19,528	216	4.45	19,314	195	4.01
Securities sold under agreement to repurchase	18,861	10	0.21	19,160	10	0.21	21,197	14	0.26
Federal Home Loan Bank advances and other borrowings	5,618	8	0.57	29,272	39	0.54	—	—	—
Total interest bearing liabilities	2,410,231	1,508	0.25	2,383,441	1,507	0.25	2,295,768	1,544	0.27
Demand and other noninterest bearing deposits	844,468			811,508			760,004
Other noninterest bearing liabilities	44,378			32,068			29,715
Stockholders’ equity	493,384			483,987			463,823
Total liabilities and stockholders’ equity	$3,792,461			$3,711,004			$3,549,310
Net interest income		$33,606			$33,085			$31,940
Net interest spread			3.88%			3.93%			3.93%
Net interest margin			3.95%			4.00%			4.00%
(1) Annualized

	Nine Months Ended
	September 30, 2016			September 30, 2015
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)
Interest Earning Assets:
Total loans receivable, net	$2,461,856	$91,595	4.97%	$2,295,881	$91,213	5.31%
Taxable securities	594,301	8,522	1.92	548,282	7,199	1.76
Nontaxable securities	220,038	3,599	2.18	201,796	3,137	2.08
Other interest earning assets	47,829	225	0.63	69,493	173	0.33
Total interest earning assets	3,324,024	$103,941	4.18%	3,115,452	$101,722	4.37%
Noninterest earning assets	391,342			374,938
Total assets	$3,715,366			$3,490,390
Interest Bearing Liabilities:
Certificates of deposit	$397,070	$1,496	0.50%	$475,826	$1,844	0.52%
Savings accounts	478,762	540	0.15	391,273	316	0.11
Interest bearing demand and money market accounts	1,457,399	1,729	0.16	1,358,521	1,801	0.18
Total interest bearing deposits	2,333,231	3,765	0.22	2,225,620	3,961	0.24
Junior subordinated debentures	19,527	647	4.43	19,233	627	4.36
Securities sold under agreement to repurchase	20,031	31	0.21	23,222	45	0.26
Federal Home Loan Bank advances and other borrowings	11,608	47	0.54	2,267	5	0.29
Total interest bearing liabilities	2,384,397	4,490	0.25%	2,270,342	4,638	0.27%
Demand and other noninterest bearing deposits	811,043			722,665
Other noninterest bearing liabilities	35,266			34,993
Stockholders’ equity	484,660			462,390
Total liabilities and stockholders’ equity	$3,715,366			$3,490,390
Net interest income		$99,451			$97,084
Net interest spread			3.93%			4.10%
Net interest margin			4.00%			4.17%
(1) Annualized

HERITAGE FINANCIAL CORPORATION
QUARTERLY FINANCIAL STATISTICS
(Dollars in thousands, except per share amounts; unaudited)

	Three Months Ended
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Earnings:
Net interest income	$33,606	$33,085	$32,760	$32,535	$31,940
Provision for loan losses	1,495	1,120	1,139	1,124	851
Noninterest income	9,867	6,576	6,990	7,498	9,544
Noninterest expense	26,818	26,477	26,369	26,769	27,322
Net income	11,039	8,895	9,091	9,493	9,492
Basic earnings per common share	$0.37	$0.30	$0.30	$0.32	$0.32
Diluted earnings per common share	$0.37	$0.30	$0.30	$0.32	$0.32
Average Balances:
Total loans receivable, net	$2,526,150	$2,466,963	$2,391,749	$2,376,399	$2,356,090
Investment securities	814,743	818,446	809,821	762,579	726,246
Total interest earning assets	3,383,827	3,325,184	3,262,401	3,253,656	3,164,245
Total assets	3,792,461	3,711,004	3,641,786	3,637,681	3,549,310
Total interest bearing deposits	2,366,150	2,315,481	2,317,699	2,301,184	2,255,257
Demand and other noninterest bearing deposits	844,468	811,508	776,786	794,290	760,004
Stockholders' equity	493,384	483,987	476,513	469,181	463,823
Financial Ratios:
Return on average assets, annualized	1.16%	0.96%	1.00%	1.04%	1.06%
Return on average equity, annualized	8.90%	7.39%	7.67%	8.03%	8.12%
Return on average tangible common equity, annualized	11.99%	10.03%	10.48%	11.04%	11.23%
Efficiency ratio	61.69%	66.76%	66.34%	66.86%	65.86%
Noninterest expense to average total assets, annualized	2.81%	2.87%	2.91%	2.92%	3.05%
Net interest margin	3.95%	4.00%	4.04%	3.97%	4.00%
Average assets per full-time equivalent employee	$5,141	$4,993	$4,934	$4,837	$4,634

	As of Period End
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Balance Sheet:
Total assets	$3,846,376	$3,756,876	$3,678,032	$3,650,792	$3,595,378
Total loans receivable, net	2,548,766	2,496,175	2,429,481	2,372,296	2,375,040
Investment securities	819,159	815,920	822,171	811,869	735,925
Deposits	3,242,421	3,158,906	3,130,929	3,108,287	3,054,198
Noninterest bearing demand deposits	865,930	820,371	794,516	770,927	762,240
Stockholders' equity	496,012	490,058	480,181	469,970	468,696
Financial Measures:
Book value per common share	$16.56	$16.34	$16.02	$15.68	$15.64
Tangible book value per common share	$12.33	$12.10	$11.77	$11.41	$11.36
Stockholders' equity to assets	12.9%	13.0%	13.1%	12.9%	13.0%
Tangible common equity to tangible assets	9.9%	10.0%	9.9%	9.7%	9.8%
Net loans to deposits	78.9%	79.2%	77.8%	76.6%	78.0%
Deposits per branch	$51,467	$50,141	$49,697	$46,392	$45,585
Credit Quality Metrics:
Allowance for loan losses to:
Loans receivable, net	1.17%	1.13%	1.21%	1.24%	1.21%
Nonperforming loans	261.79%	205.05%	240.14%	307.67%	292.76%
Nonperforming loans to loans receivable, net	0.45%	0.55%	0.50%	0.40%	0.41%
Nonperforming assets to total assets	0.30%	0.41%	0.39%	0.32%	0.33%
Other Metrics:
Branches	63	63	63	67	67